Exhibit 8(b)

FIRST AMENDMENT TO

ESCROW SERVICES AGREEMENT

This First Amendment (this “Amendment”) to Escrow Services Agreement (this “Agreement”) is made and entered into as of August 29, 2019, by and between UMB Bank, N.A., in its capacity as escrow agent (“UMB”), Red Oak Capital Fund III, LLC (“Issuer”), and Crescent Securities Group Inc. (“Broker,” and together with UMB and Issuer, the “Parties”).

RECITAL

WHEREAS, the Parties entered into the Agreement on July 30, 2019 and desire to amend the Agreement as set forth below.

AMENDMENT

NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Section 2(b) is hereby deleted in its entirety and replaced with the following:

b.
The end of the day which is ninety (90) days following the qualification by the SEC of the Issuer’s Offering Statement related to the Offering (the “Minimum Termination Date”);

2. This Amendment shall be deemed to amend the Agreement and, to the extent of any conflict therewith, supersedes the provisions thereof. All remaining terms and conditions of the Agreement not modified by this Amendment shall remain in full force and effect, and the Parties hereby ratify and confirm the Agreement, as hereby amended, in all respects.

3. The laws of the State of Delaware shall govern the validity of this First Amendment and the construction and interpretation of its terms.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

Issuer:

/s/ Jason Anderson
By: Jason Anderson
Title: CFO

Escrow Agent: UMB Bank, N.A.

/s/ Lara L. Stevens
By: Lara L. Stevens
Title: Vice President

Broker: Crescent Securities Group, Inc.

/s/ Nick Duren
By: Nick Duren
Title: President

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